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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

   STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                 Quarter Ended
                                                                   March 31,
 In Millions of Dollars                                        2000           1999
 Fixed Charges:
   Interest expense                                      $        86    $        55
   Interest capitalized                                            4              4
   One-third of rents*                                            17             20

   Total Fixed Charges                                   $       107    $        79

 Earnings:
   Income from continuing operations before income
   taxes   and minority interests                        $       581    $       435

   Fixed charges per above                                       107             79
   Less: interest capitalized                                    (4)            (4)
                                                                 103             75

   Amortization of interest capitalized                            4              7

   Total Earnings                                        $       688    $       517

 Ratio of Earnings to Fixed Charges                             6.43           6.54



* Reasonable approximation of the interest factor.
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